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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                SCHEDULE 14D-9
                              (Amendment No. 34)
                                (RULE 14d-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
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                          WILLAMETTE INDUSTRIES, INC.
                           (Name of Subject Company)

                          WILLAMETTE INDUSTRIES, INC.
                     (Name of Person(s) Filing Statement)
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                    Common Stock, Par Value $0.50 Per Share
                        (Title of Class of Securities)
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                                   969133107
                     (CUSIP Number of Class of Securities)
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                              DUANE C. MCDOUGALL
                     President and Chief Executive Officer
                          Willamette Industries, Inc.
                      1300 S.W. Fifth Avenue, Suite 3800
                              Portland, OR 97201
                                (503) 227-5581
(Name, Address and Telephone Number of Person authorized to Receive Notice and
          Communication on behalf of the Person(s) Filing Statement)
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                                With a copy to:

                             GARY L. SELLERS, ESQ.
                             MARIO A. PONCE, ESQ.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                              New York, NY 10017
                                (212) 455-2000
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 [__] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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     This Amendment No. 34 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on December 5, 2000 (as amended, the "Schedule 14D-9") by Willamette Industries, Inc., an Oregon corporation ("Willamette" or the "Company"), relating to the offer by Company Holdings, Inc., a Washington corporation (the "Purchaser") and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), to purchase all of the outstanding common stock, par value $0.50 per share, (including the associated rights to purchase shares of Series B Junior Participating Preferred Stock) of the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit (a)(2)(xxiv)   Form of newspaper advertisements scheduled to begin
                       running on April 11, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 11, 2001).

Exhibit (a)(2)(xxv)    Form of information card relating to the Weyerhaeuser
                       Offer that may be distributed by certain of Willamette's truck drivers (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 11, 2001).

Exhibit (a)(2)(xxvi)   Form of decal relating to Weyerhaeuser that is being
                       placed on certain of Willamette's trailers (incorporated by reference to the Definitive Additional Materials on
                       Schedule 14A filed by the Company on April 11, 2001).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 11, 2001          WILLAMETTE INDUSTRIES, INC.

                              By:  /s/ DUANE C. MCDOUGALL
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                              Name:  Duane C. McDougall
                              Title: President and Chief Executive Officer

                                 EXHIBIT INDEX


Exhibit
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(a)(2)(xxiv)           Form of newspaper advertisements scheduled to begin
                       running on April 11, 2001 (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 11, 2001).

(a)(2)(xxv) Form of information card relating to the Weyerhaeuser Offer that may be distributed by certain of Willamette's truck drivers (incorporated by reference to the Definitive Additional Materials on Schedule 14A filed by the Company on April 11, 2001).

(a)(2)(xxvi)           Form of decal relating to Weyerhaeuser that is being
                       placed on certain of Willamette's trailers (incorporated by reference to the Definitive Additional Materials on
                       Schedule 14A filed by the Company on April 11, 2001).